EXHIBIT 99.1

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

EMULEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EMULEX CORPORATION

3535 Harbor Boulevard
Costa Mesa, California 92626
(714) 662-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 20, 2003

To the Stockholders of EMULEX CORPORATION:

      You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (the “Company”), which will be held at the Westin South Coast Plaza Hotel at 686 Anton Boulevard, Costa Mesa, California, at 10:00 a.m., Pacific Standard Time, on Thursday, November 20, 2003, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by reference:

1. To elect a board of six directors to serve until the next annual meeting of the Company’s stockholders and until their successors have been elected and qualified;

2. To ratify and approve a proposal to authorize an exchange of certain outstanding employee stock options for a smaller number of stock options with a new exercise price;

3. To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2004; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record of the Company’s common stock at the close of business on October 1, 2003, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

      Those who cannot attend are urged to sign, date, and otherwise complete the enclosed Proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

Costa Mesa, California

October 20, 2003

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING
VOTING SECURITIES AND STOCK OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Stockholder Return Performance Presentation
PROPOSAL 2
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCKHOLDER PROPOSALS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
EXHIBIT 99.1

EMULEX CORPORATION

3535 Harbor Boulevard
Costa Mesa, California 92626
(714) 662-5600

PROXY STATEMENT

Approximate date proxy material first sent

to stockholders: October 20, 2003

      The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (the “Company”), to be held at the Westin South Coast Plaza Hotel at 686 Anton Boulevard, Costa Mesa, California, at 10:00 a.m., Pacific Standard Time, on Thursday, November 20, 2003, and adjournments thereof (the “Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

Record Date and Share Ownership

      Only stockholders of record on the books of the Company at the close of business on October 1, 2003 (the “Record Date”) are entitled to notice of the Meeting and to vote at the Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Meeting. At the Record Date, 82,688,675 shares of our common stock were issued and outstanding and held of record by approximately 523 stockholders. The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

Voting and Solicitation

      Representation at the Meeting by the holders of a majority of the outstanding common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

      A form of proxy is being furnished to stockholders herewith by the Company on behalf of the Board of Directors. Proxies properly executed, duly returned to and received by us before the Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Unless a contrary choice is specified in the proxy, the proxy will be voted:

“FOR” the election of all six of the nominee-directors specified herein,

“FOR” ratification and approval of the proposal to approve an exchange of certain outstanding employee stock options for a smaller number of stock options with a new exercise price (the “Option Exchange Proposal”), and

“FOR” ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2004.

      It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Nominating and Corporate Governance Committee of the Company’s Board of Directors and each of them is a director of the Company.

      Under the Company’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals regarding the Option Exchange Proposal as well as the proposal to ratify the selection of KPMG LLP as the Company’s independent auditors, will have the same effect as votes against such proposals. Broker non-votes will be treated as unvoted for purposes of determining approval of any such proposals and will not be counted as votes for or against such proposals.

      The New York Stock Exchange recently adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Accordingly, for any shares held by you through a broker or other nominee who is an NYSE member organization, your shares will only be voted in favor of the Option Exchange Proposal if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

      The entire cost of soliciting proxies in connection with the Meeting will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. In that connection, the Company has retained Mellon Investor Services, Los Angeles, California, to deliver soliciting materials to such record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The cost of these services, excluding out-of-pocket expenses, is not expected to exceed $8,000. Members of the management of the Company may also solicit some stockholders in person, or by telephone, telegraph or facsimile, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

Revocability of Proxies

      Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

VOTING SECURITIES AND STOCK OWNERSHIP

Stock Ownership of Management

      The following table sets forth, as of the Record Date, information as to the beneficial ownership of the Company’s common stock by all directors, by the executive officers identified in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(2)

Fred B. Cox	854,000	(3)	1.0%
Paul F. Folino	843,688	(4)	1.0%
Michael P. Downey	102,000	(5)	*
Bruce C. Edwards	179,000	(6)	*
Cornelius A. Ferris	115,000	(7)	*
Robert H. Goon	60,000	(8)	*
Don M. Lyle	80,000	(8)	*
Kirk D. Roller	183,751	(8)	*
Ronald P. Quagliara	369,943	(8)	*
Michael J. Rockenbach	450,320	(9)	*
Karen Mulvany	384,848	(10)	*
All directors and executive officers as a group (14 persons)(11)	4,115,180		4.8%

(1)	Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following the Record Date will be, exercisable.

(2)	Percent of class is based on the number of shares outstanding on the Record Date plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 484,000 shares held in an irrevocable trust with the trustees having voting and investing control; Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust; 100,000 of the shares owned by this trust are subject to forward sale contracts expiring in 2004; (ii) 270,000 shares held by a limited liability company owned by members of Mr. Cox’s family; Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company; and (iii) 100,000 shares which are subject to options held by Mr. Cox which are currently, or within 60 days following the Record Date will be, exercisable.

(4)	Consists of 67,395 shares held by a family trust of which Mr. Folino and his wife are co-trustees and share voting and investment power, 1,300 shares held by his daughter and 774,993 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following the Record Date will be, exercisable.

(5)	Consists of 2,000 shares held by Mr. Downey and 100,000 shares which are subject to options held by Mr. Downey which are currently, or within 60 days following the Record Date will be, exercisable.

(6)	Consists of 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power, and 175,000 shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following the Record Date will be, exercisable.

(7)	Consists of 20,000 shares held by Mr. Ferris, and 95,000 shares which are subject to options held by Mr. Ferris which are currently, or within 60 days following the Record Date will be, exercisable. Mr. Ferris resigned as a director of the Company in October 2003.

(8)	Consists of shares which are purchasable pursuant to stock options which are currently, or within 60 days following the Record Date will be, exercisable.

(9)	Consists of 154,568 shares held by Mr. Rockenbach, 10,660 shares held by his children and 285,092 shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following the Record Date will be, exercisable.

(10)	Consists of 1,000 shares held by Ms. Mulvany, 600 shares held in a trust for her daughter of which Ms. Mulvany and her husband share voting and investment power, 2,000 shares held in a family trust of which Ms. Mulvany and her husband are co-trustees and share voting and investment power, and 381,248 shares which are subject to options held by Ms. Mulvany which are currently, or within 60 days following the Record Date will be, exercisable.

(11)	Includes persons who serve as executive officers of the Company’s principal subsidiary.

Principal Stockholders

      The following table sets forth information regarding ownership of outstanding shares of the Company’s common stock by those individuals, entities, or groups who have advised the Company that they own more than five percent (5%) of the outstanding common stock of the Company.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class

Fidelity Investments	12,328,612 (1)	14.9%
82 Devonshire Street Boston, MA 02109

(1)	Based on correspondence with the beneficial owner, it is the Company’s belief that as of October 10, 2003 (i) 4,827,437 shares were beneficially owned by Fidelity Management Research Company and FMR Co., Inc., each of which is a wholly-owned subsidiary of FMR Corp., (ii) 4,866,225 shares were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., and (iii) 2,634,950 shares were beneficially owned by Fidelity International Limited on behalf of certain of its direct or indirect subsidiaries.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s directors are to be elected at each annual meeting of stockholders. The six nominees for election as directors at this Meeting set forth in the table below are all recommended by the Board of Directors of the Company. Each of the nominated directors was elected a director at the 2002 Annual Meeting of Stockholders of the Company.

      In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company’s existing Board of Directors.

      The six nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company’s directors to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of the Company’s directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

      The Company’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. Such nominations must be made by written notice to the Secretary of the Company and must be delivered or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of the meeting. In the event that the first public disclosure of the date of the meeting is made less than 70 days prior to the date of the meeting, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such disclosure was first made. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

      The following table sets forth certain information concerning the nominees for election as directors (all of such nominees being continuing members of the Company’s present Board of Directors):

Nominee	Principal Occupation	Age

Fred B. Cox(1)(2)	Chairman Emeritus of the Company	69
Paul F. Folino	Chairman of the Board and Chief Executive Officer of the Company	58
Michael P. Downey(1)(3)	Chairman of the Board of Artisoft, Inc.	56
Bruce C. Edwards(1)(3)	President and Chief Executive Officer of Powerwave Technologies, Inc.	49
Robert H. Goon(1)(3)	Attorney	62
Don M. Lyle(1)(2)	Principal of Technology Management Company	64

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors of the Company, currently consisting of five directors, none of whom is an employee of the Company. The Nominating and Corporate Governance Committee was formed in August 2002 and had two meetings in fiscal 2003. The nominees for election as directors at the Meeting were selected by the Nominating and Corporate Governance Committee for recommendation to the entire Board of Directors. The Nominating and Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures.

(2)	Member of the Compensation Committee of the Board of Directors of the Company, currently consisting of two directors, none of whom is an employee of the Company, which held four meetings during the last fiscal year of the Company. The Compensation Committee reviews the performance of the executive officers of the Company and its subsidiaries and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the Emulex Corporation Employee Stock Option Plan. See “Report of the Compensation Committee of the Board of Directors” contained herein.

(3)	Member of the Audit Committee of the Board of Directors of the Company, currently consisting of three directors, none of whom is an employee of the Company, which held eight meetings during the last fiscal year of the Company. See “Report of the Audit Committee of the Board of Directors” contained herein.

      Mr. Cox is a founder of the Company and has served as a director since its inception in 1979 and served as Chairman of the Board until July 2002 at which time he was named Chairman Emeritus. Mr. Cox served as the Company’s Chief Executive Officer from its inception until he retired in October 1990. From November 1991 until November 1994, Mr. Cox served as President of Continuus Software Corporation, a developer and marketer of computer software products, and served as a member of its Board of Directors until its acquisition in December 2000.

      Mr. Folino has served as a director and as Chief Executive Officer of the Company since May 1993 and served as its President from May 1993 until July 2002. In July 2002, he was appointed as Chairman of the

Board. From January 1991 to May 1993, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products.

      Mr. Downey has served as a director of the Company since February 1994 and is Chairman of the Audit Committee. From 1986 to 1997, Mr. Downey served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey serves as Chairman of the Board of Artisoft Inc., a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey also serves as a director and a member of the audit committee of First Consulting Group, Inc.

      Mr. Edwards has served as a director of the Company since May 2000. Since February 1996, he has served as President, Chief Executive Officer and as a director of Powerwave Technologies, Inc., a developer of wireless communications products. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994.

      Mr. Goon has served as a director of the Company since its inception in 1979. He has been engaged in the practice of law for 38 years. From before 1995 until October 1999, he was a partner in the law firm of Jeffer, Mangels, Butler & Marmaro LLP, counsel to the Company. Since November 1999, he has been a sole practitioner. Mr. Goon is also a director of Coastcast Corporation, a manufacturer of investment-cast golf clubheads and medical devices, and of Artisoft, Inc.

      Mr. Lyle has served as a director of the Company since February 1994 and is Chairman of the Compensation Committee. Since 1983 he has served as an independent consultant to various computer and venture capital companies and as a principal of Technology Management Company, a management consulting firm specializing in high technology companies. Mr. Lyle also serves as a member of the Board of Directors of several private companies.

      There were seven meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the last fiscal year.

Compensation of Directors

      Directors’ Fees. In fiscal 2003, directors who were not employees of the Company received a quarterly retainer of $7,500 and reimbursement for travel expenses. In addition, the chairmen of the Nominating and Corporate Governance and Compensation Committees received an additional quarterly retainer of $1,250, while committee members received an additional quarterly retainer of $1,000. The chairman of the Audit Committee received an additional quarterly retainer of $2,500 while committee members received an additional quarterly retainer of $2,000. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with their duties as members of the Board and its committees.

      Stock Options. On October 9, 1997, the Board of Directors of the Company adopted the Company’s 1997 Stock Option Plan for Non-Employee Directors (the “Director Plan”) under which shares of common stock of the Company may be issued pursuant to exercise of stock options granted to directors who are not employees of the Company or any of its subsidiaries. The Director Plan was approved by stockholders of the Company at the 1997 Annual Meeting of Stockholders. Amendments increasing the number of shares authorized for issuance under the Director Plan were approved by the stockholders of the Company at the 1999, 2000 and 2002 Annual Meetings of Stockholders. There are currently 1,730,000 shares authorized for issuance under the Director Plan.

      Each director of the Company is eligible to receive an option under the Director Plan only if such director is not then an employee of the Company or any of its subsidiaries (“Plan Eligible Director”). Only Plan

Eligible Directors may receive options under the Director Plan. There are currently five Plan Eligible Directors — Messrs. Cox, Downey, Edwards, Goon and Lyle.

      Until June 2001, the Director Plan provided that an option to purchase 120,000 shares of common stock of the Company was granted automatically to each Plan Eligible Director upon the later to occur of (i) the date of adoption of the Director Plan by the stockholders, or (ii) the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provided that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each such Plan Eligible Director would automatically be granted an additional option to purchase 40,000 shares of common stock. Effective June 2001, the Board of Directors voluntarily amended the Director Plan to reduce the initial grant amounts from 120,000 shares to 30,000 shares and the annual grant amount from 40,000 shares to 10,000 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth information concerning compensation of the principal executive officer of the Company and the four most highly compensated other executive officers of the Company or its subsidiaries for each of the last three completed fiscal years:

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
					Stock
				Other Annual	Option	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Grants(2)	Compensation(3)

Paul F. Folino	2003	$514,076	$325,731	-0-	325,000	$12,487
Chairman and	2002	506,547	218,958	-0-	300,000	18,200
Chief Executive Officer	2001	415,406	519,997	-0-	400,000	11,553

Kirk D. Roller	2003	352,007	144,766	-0-	150,000	19,622
President and	2002	289,686	60,281	-0-	40,000	13,364
Chief Operating Officer	2001	220,532	184,862	-0-	230,000	15,182

Ronald P. Quagliara(4)	2003	271,269	77,785	-0-	40,000	9,972
Chief Technology Officer	2002	258,322	52,561	-0-	40,000	15,680
	2001	234,980	126,071	$37,599 (5)	160,000	7,883

Michael J. Rockenbach	2003	259,080	73,750	-0-	40,000	9,658
Exec. V.P. and	2002	248,782	47,116	-0-	40,000	9,029
Chief Financial Officer	2001	196,387	103,994	-0-	150,000	9,369

Karen Mulvany	2003	249,596	74,029	-0-	40,000	5,284
Exec. V.P., Business	2002	195,446	39,726	-0-	40,000	6,616
Planning and Development	2001	172,461	140,534	-0-	120,000	8,272

(1)	Except where indicated in the Summary Compensation Table, perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10 percent of the total of annual salary and bonus reported in this table for such person. Other Annual Compensation does not include the value realized upon exercise of options during the periods in question.

(2)	The amounts in the table represent shares of the Company’s common stock covered by stock options granted to the named individual under the Emulex Corporation Employee Stock Option Plan during the fiscal year in question. Share amounts have been adjusted to reflect a two-for-one stock split effected in fiscal 2001.

(3)	This column includes the Company’s matching contributions to the Emulex Retirement Savings Plan, group term life insurance premiums and health care reimbursement paid with respect to the named executive.

(4)	Mr. Quagliara will be retiring from the Company, effective April 1, 2004.

(5)	Includes $30,999 for reimbursement of expenses related to membership in a country club.

Key Employee Retention Agreements

      The Company has previously entered into an agreement with Mr. Folino under which Mr. Folino would be entitled to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Folino because of a demotion within two years after a change in control of the Company: (i) a severance payment equal to the present value of two times the sum of Mr. Folino’s annual salary plus the highest annual average of any two of his last three annual bonuses; (ii) continuation for two years following termination of employment of his health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (iii) acceleration of vesting of his right to exercise his stock options based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of vesting of such exercise right in the event of termination of his employment without cause or because of a demotion as aforesaid within two years after the change in control. The Company also has entered into similar agreements with Messrs. Quagliara, Rockenbach, Roller and Ms. Mulvany, and with three other officers of the Company as well as approximately 37 non-officer employees. The key employee retention agreements for Messrs. Quagliara, Rockenbach, Roller and Ms. Mulvany provide for payments and benefits similar to those described above, except that the severance payment is equal to the present value of one times the sum of the employee’s annual salary plus the highest annual average of any two of the employee’s last three annual bonuses; and continuation following termination of employment of the employee’s health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by the employee from another employer) is limited to one year.

Option Grants During Fiscal 2003

      The following table sets forth information on grants of stock options pursuant to the Emulex Corporation Employee Stock Option Plan during the fiscal year ended June 29, 2003, to the officers identified in the Summary Compensation Table:

Option Grants in Fiscal 2003

					Potential Realizable Value at
		% of Total			Assumed Annual Rates of
		Options			Stock Price Appreciation for
		Granted to			Option Term(4)
	Options	Employees	Exercise	Expiration
Name	Granted(1)	in 2003(2)	Price(3)	Date	5%	10%

Paul F. Folino	325,000	21.36	$25.41	11/20/12	$5,193,569	$13,161,524
Kirk D. Roller	50,000	3.29	20.56	6/30/12	646,504	1,638,367
	100,000	6.57	25.41	11/20/12	1,598,021	4,049,700
Ronald P. Quagliara	40,000	2.63	25.41	11/20/12	639,209	1,619,880
Michael J. Rockenbach	40,000	2.63	25.41	11/20/12	639,209	1,619,880
Karen Mulvany	40,000	2.63	25.41	11/20/12	639,209	1,619,880

(1)	The amounts in the table represent shares of the Company’s common stock covered by stock options granted to the named individual under the Emulex Corporation Employee Stock Option Plan. Each option granted becomes exercisable on a cumulative basis as to 25% of the option shares one year after the date of grant and as to an additional 6.25% of the option shares after each three month interval thereafter.

(2)	The number of shares of Company common stock covered by the options granted to the named individual during the last completed fiscal year of the Company equals the percentage set forth below of the total number of shares of the Company’s common stock covered by all options granted by the Company to employees of the Company during such year.

(3)	The exercise price of each option is the market price of the common stock of the Company on the date of grant.

(4)	These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option’s exercise price, assuming that the market price of the Company’s common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission rules governing the preparation of proxy statements and do not necessarily reflect management’s assessment of the Company’s future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

Option Exercises in Fiscal 2003 and Year-End Option Values

      The following table sets forth information concerning stock options which were exercised during, or held at the end of, fiscal 2003 by the officers named in the Summary Compensation Table:

Option Exercises and Year-End Value Table

			Number of		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year End		at Fiscal Year End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Folino	43,502	$448,531	634,992	638,752	$3,376,677	$1,933,132
Kirk D. Roller	84,998	549,798	121,250	278,752	25,975	708,740
Ronald P. Quagliara	24,312	582,272	354,316	128,752	4,246,368	430,740
Michael J. Rockenbach	0	0	250,090	125,002	2,457,139	430,740
Karen Mulvany	0	0	342,499	157,501	709,825	537,775

(1)	Common Stock valued at $23.08 per share which represents the closing price of the Company’s common stock as reported by the New York Stock Exchange on June 27, 2003, the last trading day of the Company’s fiscal year.

Compensation Committee Interlocks and Insider Participation

      In fiscal 2003, Don M. Lyle, Fred B. Cox and Cornelius A. Ferris served as members of the Compensation Committee of the Company. Mr. Ferris resigned as a director of the Company in October 2003. After the meeting, it is anticipated that Messrs. Cox and Lyle will remain members of the Compensation Committee. Neither Mr. Cox, Mr. Lyle nor Mr. Ferris are now, nor were at any time during the last completed fiscal year of the Company, an officer or employee of the Company. During fiscal 2003, no executive officer of the Company served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either the Compensation Committee or the Board of Directors of the Company. Mr. Ferris was a director and officer of Giganet, Inc. until the Company acquired such entity in March 2001. Mr. Ferris resigned as an officer and director of Giganet, Inc. simultaneously with the closing of the acquisition and, thereafter, was appointed as a member of the Compensation Committee.

Report of Executive Compensation Committee

      The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

      The Compensation Committee reviews the performance of the executive officers of the Company, makes recommendations to the Board of Directors as to the compensation of the executive officers of the Company and its subsidiaries, reviews the compensation programs for other key employees, including salary and cash bonus levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation Employee Stock Option Plan (“Employee Plan”), including review and approval of grants of options under the plan to executive officers and other key employees of the Company and its subsidiaries. The Compensation Committee also administers the Emulex Corporation Employee Stock Purchase Plan.

      Compensation Policies and Philosophy. The Company’s executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company’s success, to provide economic incentives for executive officers to achieve the Company’s business objectives by linking the executive officers’ compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses and stock option awards to achieve the aforementioned objectives.

      The Compensation Committee considers a number of factors which include the level and types of compensation paid to executive officers in similar positions at comparable companies. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the individual performance of each executive officer, including a review of the ability of a given executive to meet individual performance objectives, demonstration of job knowledge and skills, and the ability to work with others toward the achievement of the Company’s goals.

      Components of Compensation. Executive officer salaries are established in relation to a range of salaries for comparable positions among a peer group of other technology companies of comparable size and complexity. The Company seeks to pay its executive officers salaries that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In general, the Company attempts to set executive compensation between the 50th and 75th percentile of salaries paid to executives of the Company’s peer group of corporations. In making its annual salary recommendations, the Compensation Committee looks at the Company’s financial position and performance, the contribution of the individual executive officers during the prior fiscal year in helping to meet the Company’s financial and business objectives, and the executive officers’ performance of their individual responsibilities.

      Executive officer cash bonuses are used to provide executive officers with financial incentives to meet performance targets of the Company. Performance targets and bonus recommendations for executives, other than principal executive officers, are proposed by the management of the Company based on the Company’s annual operating plan, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors. Bonus recommendations for the principal executive officers are reviewed and approved by the Compensation Committee based on the Company’s achievement in comparison to the annual operating plan and the executive’s achievement of previously established personal goals. The committee’s recommendations are reviewed by the Board.

      The Compensation Committee believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Upon hiring executive officers, the Compensation Committee typically recommends stock option grants to the officers under the Employee Plan, subject to applicable vesting periods. Thereafter, the Compensation Committee considers awarding additional grants, usually on an annual basis, under the Employee Plan. The Compensation Committee believes that these additional annual grants provide incentives for executive officers to remain with the Company. Options are granted at the current market price for the Company’s common stock and, consequently, have value only if the price of the Company’s common stock increases over the exercise price. The size of the initial grant is usually based upon factors such as comparable equity compensation offered by other computer companies, the seniority of the executive officer and the contribution that the executive officer is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee considers prior grants to the executive officer, the executive’s performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

      Compensation of the Principal Executive Officer. The Compensation Committee reviews the performance of the principal executive officer, as well as other executive officers of the Company and its subsidiaries, annually. Effective September 2002, the Compensation Committee elected to increase Mr. Folino’s annual base salary and target bonus to $504,014 and $403,211, respectively. Effective September 2003, the Compensation Committee elected to increase Mr. Folino’s annual base salary and target bonus to $530,000 and $477,000, respectively.

Respectfully submitted,

Compensation Committee:

DON M. LYLE, Chairman
FRED B. COX

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for the fiscal year ended June 29, 2003, included in the Company’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates it by reference in such filing.

      In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Appendix A hereto, the Audit Committee serves as the representative of the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee reviews its charter periodically to reassess the adequacy of the charter. The Audit Committee consists of three non-employee directors, each of whom the Company believes to be “independent” within the meaning of both Section 303.01(b)(2)(a) and (3) of the listing standards of the New York Stock Exchange and Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing requirements.

      The Company’s management has primary responsibility for the Company’s internal controls and for the preparation of financial statements. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of the Company’s independent auditors, and providing an avenue of communication among the independent auditors, management and the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditors.

      On July 30, 2002, the Sarbanes-Oxley Act of 2002 was enacted. During the period subsequent to enactment of such law, the Audit Committee consulted with representatives of management, internal legal counsel and our independent auditors in order to further the Audit Committee’s understanding of such law. The Audit Committee reviewed processes that already are in place as well as new processes that will be implemented in order to assure continued compliance with the requirements of the Sarbanes-Oxley Act of 2002 as they become effective.

      In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with the Company’s management;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP its independence.

      Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Fees Billed to the Company by KPMG LLP During Fiscal 2003

      Audit Fees. Fees billed to the Company by KPMG LLP during the fiscal year ended June 29, 2003 for the audit of the Company’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal year totaled $347,121.

      Audit Related Fees. Fees billed to the Company by KPMG LLP during the fiscal year ended June 29, 2003 for audit-related services totaled $107,261. Audit related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

      Tax Fees. Fees billed to the Company by KPMG LLP during the fiscal year ended June 29, 2003 for tax fees totaled $84,366. Tax fees consist of the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and tax advisory services.

      Other Fees. Fees billed to the Company by KPMG LLP during the fiscal year ended June 29, 2003 for all other services rendered to the Company totaled $2,690.

      Financial Information Systems Design and Implementation Fees. The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended June 29, 2003.

      The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board of
Directors,

MICHAEL P. DOWNEY, Chairman
BRUCE C. EDWARDS
ROBERT H. GOON

Stockholder Return Performance Presentation

      The graph below compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Standard & Poor’s 500 Index and the S&P Computer Storage and Peripherals Index for the period of five fiscal years commencing June 30, 1998 and ended June 27, 2003.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

EMULEX CORPORATION COMMON STOCK, S&P 500 INDEX AND
S&P COMPUTER STORAGE AND PERIPHERALS INDEX

	6/98	9/98	12/98	3/99	6/99	9/99	12/99

EMULEX CORPORATION	100.00	224.32	675.68	556.76	1,878.38	2,901.35	7,601.35
S&P 500	100.00	0.00	0.00	0.00	122.76	0.00	0.00
S&P COMPUTER STORAGE & PERIPHERALS	100.00	0.00	0.00	0.00	218.36	0.00	0.00

	3/00	6/00	9/00	12/00	3/01	6/01	9/01

EMULEX CORPORATION	7,372.97	4,439.19	8,277.03	10,802.70	2,541.89	5,459.46	1,285.14
S&P 500	0.00	131.65	0.00	0.00	0.00	112.13	0.00
S&P COMPUTER STORAGE & PERIPHERALS	0.00	592.23	0.00	0.00	0.00	225.87	0.00

	12/01	3/02	6/02	9/02	12/02	3/03	6/03

EMULEX CORPORATION	5,339.19	4,450.00	3,043.24	1,521.62	2,506.76	2,587.84	3,077.03
S&P 500	0.00	0.00	91.96	0.00	0.00	0.00	92.19
S&P COMPUTER STORAGE & PERIPHERALS	0.00	0.00	81.07	0.00	0.00	0.00	109.71

*	Assumes that the value of the investment in the Company’s common stock and each index was $100 on June 30, 1998.

PROPOSAL 2

RATIFICATION AND APPROVAL OF OPTION EXCHANGE PROPOSAL

      The Board of Directors has determined that it would be in the best interests of the Company’s stockholders to implement a stock option exchange program (the “Option Exchange Program”). The Board believes the Option Exchange Program will enhance long-term stockholder value by improving the Company’s ability to incentivize and retain its employees and by reducing the total number of options outstanding. Under the Option Exchange Program, the Company’s employees will be given a one-time opportunity to exchange some or all of the eligible stock options they currently hold for a lesser number of options at a new exercise price equal to the closing price of the Company’s common stock on the date the new options are granted which is expected to be determined in June 2004. The officers of the Company, members of the Company’s Board of Directors and former and retired employees of the Company will not be eligible to participate in this program.

      The Board believes that to enhance long-term stockholder value the Company needs to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of the Company’s employee compensation, incentive and retention programs. Stock options motivate and reward employees’ efforts toward the growth and success of the Company’s business. By granting stock options to talented employees, the Company aligns their interests with those of the Company’s stockholders, provides incentives for them to grow long-term stockholder value and encourages their long-term employment with the Company.

      As a result of the economic slowdown of the past two years and the resulting deterioration in the stock price of technology companies in general and in storage sector companies such as the Company in particular, a significant number of the Company’s employees hold stock options with exercise prices that greatly exceed the current market price of the Company’s common stock. Consequently, the Company believes these options no longer provide the long-term incentive and retention objectives they were intended to provide.

      The Option Exchange Program is intended to remedy this situation by providing employees an opportunity to exchange eligible options for a lesser number of new options with a new exercise price equal to the closing price of the Company’s common stock on the date the new option is granted, which is expected to be in June 2004. The replacement options issued will have a proportional number of vested options as the surrendered options. The remaining proportional number of unvested options will be vested ratably over the following eight quarters. Furthermore the remaining life on all new option grants will be six years and nine months (6.75 years). Option holders that receive new option grants will be prohibited from exercising those replacement options for a six month period after the new grant date. To meet the Company’s need to provide incentive and retention objectives for the Company’s employees while simultaneously protecting the interests of stockholders by reducing the number of outstanding stock options, the Option Exchange Program has been structured so that employees who elect to participate must exchange a number of old options with a value that approximates or is greater than the value of the number of new options they receive in the exchange.

      To achieve the accounting treatment the Company desires for the Option Exchange Program, the Company cannot commence the program until at least six months and one day have elapsed since the Company’s last option grant date to eligible employees. Because the last option grants to eligible employees occurred in May 2003, if the Option Exchange Program is approved by the stockholders, the Company expects to offer the program to employees in December 2003. Employees will have at least 20 business days (or longer, at the Company’s discretion) to elect to participate. No new options, including the new options issued in exchange for the surrendered options, will be granted until at least six months and one day after the exchange offer period expires. Thus, the Company expects the new options to be granted in June 2004.

      The Option Exchange Program would reduce the number of shares currently covered by outstanding options. For example, based upon the exchange ratios described herein, if all eligible employees were to surrender all of their eligible stock options in the Option Exchange Program, the Company would have 452,823 fewer stock options outstanding after the exchange is completed, and outstanding options would equal approximately 13.6% of the Company’s shares outstanding, in comparison to 14.1% as of October 1, 2003. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the Option Exchange Program and any forfeitures or new grants under the Company’s existing option plans. Under the terms of the Employee Stock Option Plan, the shares underlying any options cancelled in connection with the Option Exchange Program shall again be available for options under the plan as if no option had been granted with respect to such shares.

      In October 2002, in an effort to ensure sound corporate governance principles, the Board of Directors amended the Employee Stock Option Plan to expressly prohibit any repricing or other reduction in the exercise price of unexercised options or the cancellation of previously granted options in exchange for new options having a lower exercise price unless the approval of stockholders was obtained. Accordingly, the Board is requesting stockholder approval to implement the Option Exchange Program.

Description of the Employee Stock Option Plan

      The following is a brief summary of the Emulex Corporation Employee Stock Option Plan (the “Employee Plan”). This summary is qualified in its entirety by the specific language of the Employee Plan, a copy of which will be provided to you at your request.

      Purpose of the Employee Plan. The purpose of the Employee Plan (the “Employee Plan”) is to further the growth and development of the Company and its subsidiaries by providing, through an equity interest in the Company, an incentive to officers and other key employees who are in a position to contribute materially to the prosperity of the Company, to increase such persons’ interests in the Company’s welfare, to encourage them to continue their services to the Company or its subsidiaries and to attract individuals of outstanding ability to enter the employment of the Company or its subsidiaries. The Employee Plan is intended to provide additional compensation and incentives to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to enlist and retain the best available talent for the successful conduct of its business.

      Types of Options. Two types of options may be granted under the Employee Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences.

      Administration. The Employee Plan is administered by the Board of Directors, or in the discretion of the Board, by a Committee (“Committee”) consisting of two or more directors of the Company where each such director is a “non-employee director” (within the meaning of amended Rule 16b-3 under the Securities Exchange Act of 1934). Currently, the Employee Plan is administered by the Compensation Committee. The Employee Plan administrator shall have exclusive authority to determine employees to whom options will be granted, the timing and manner of the grant of options, the exercise price, the number of shares covered by and all of the terms of options, the duration and purpose of leaves of absence which may be granted to optionees without constituting termination of employment for purposes of the Employee Plan and all other determinations necessary or advisable for administration of the Employee Plan. Members of the Committee are appointed by and serve at the pleasure of the Board and may be removed by the Board at its discretion. The Company’s stockholders may elect to remove one or all of the members of the Board or of the Committee by voting for the removal of such members as directors of the Company.

      Eligibility. Any employee of the Company or any of its subsidiaries who does not own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations is eligible to receive an option under the Employee Plan.

      Shares Subject to the Employee Plan. The aggregate number of shares of common stock of the Company which may be issued pursuant to exercise of options theretofore or thereafter granted under the Employee Plan shall not exceed 33,690,000 shares (subject to adjustment pursuant to the “capitalization adjustment” provisions of the Employee Plan). Based on the number of options outstanding as of October 1, 2003, the Company may issue in the future a maximum of 12,900,252 shares upon exercise of options which are now outstanding or which may be granted in the future. Subject to the provisions of the Employee Plan, the Board or the Committee may determine, in its sole discretion, the number of shares of common stock of the Company with respect to which incentive stock options and non-qualified stock options may be granted. The maximum number of shares with respect to which options can be granted to any employee in any calendar year is limited to 4,000,000 shares.

      Grant, Term and Conditions of Options. The purchase price for the shares subject to any option granted under the Employee Plan shall not be less than 100% of the fair market value of the shares of common stock of the Company on the date the option is granted.

      The purchase price for any shares purchased pursuant to exercise of an option granted under the Employee Plan must be paid in full upon exercise of the option in cash or, at the discretion of the Board or Committee, upon such terms and conditions as it may approve, by transferring to the Company for redemption shares of common stock at their fair market value. Notwithstanding the foregoing and subject to any applicable limitations on loans to officers under the rules and regulations of the Securities and Exchange Commission, the Company may extend and maintain, or arrange for the extension and maintenance of, credit to any optionee to finance his or her purchase of shares pursuant to exercise of an option on such terms as may be approved by the Board or Committee, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such credit is extended.

      No option shall be exercisable during the lifetime of an optionee by any other person. The Board or the Committee has the power to set the time(s) within which each option shall be exercisable and to accelerate the time(s) of exercise. Unless otherwise provided by the Board or the Committee, each option shall become exercisable on a cumulative basis as to 25% of the total number of shares covered by the option at any time after one year from the date the option is granted and as to an additional 6 1/4% after the end of each consecutive calendar quarter thereafter.

      No option shall be exercisable after the earliest of the following: the expiration of ten years after the date the option is granted; unless otherwise approved by the Board or the Committee, three months after the date the optionee’s employment with the Company and its subsidiaries terminates if termination is for any reason other than permanent disability, death, or cause; the date the optionee’s employment terminates if termination is for cause; or one year after the date the optionee’s employment terminates if termination is a result of death or permanent disability.

      The aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable by any employee for the first time during any calendar year shall not exceed $100,000.

      Mergers, Reorganizations and Consolidations. In the event of a liquidation of the Company or a merger, reorganization or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, any unexercised options previously granted under the Employee Plan shall either (i) be assumed or replaced by substitute options by the surviving corporation, or (ii) not assumed or replaced by the surviving corporation, in which case the options shall be deemed canceled. However, in the event the surviving corporation does not elect to assume the options or to use substitute options, the optionee shall have the right, exercisable during a ten day period ending on the fifth day prior to such liquidation, merger or consolidation, to fully exercise the optionee’s option in whole or in part without regard to any installment exercise or vesting provisions otherwise provided in the Employee Plan.

      Employee Plan Amendments. The Employee Plan may be terminated or amended by the Board as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board may not make any amendments which would (i) increase the total number of shares covered by the Employee Plan, (ii) change the class of persons eligible to participate, or (iii) extend the term of the Employee Plan beyond ten years from the date of adoption.

      Term of Employee Plan. Unless sooner terminated by the Board in its sole discretion, the Employee Plan, as amended, will expire on December 31, 2010.

Description of Stock Option Exchange Program

      Outstanding Options Eligible for Exchange. As of October 1, 2003, the employees eligible for the Option Exchange Program held options to purchase a total of 5,648,485 shares. The vast majority of these options have been granted under the Employee Plan, which is the Company’s primary employee stock option plan. The Company also has an option plan related to the acquisition of Giganet, Inc., which the Company used to convert outstanding options of Giganet, Inc. into options to acquire the Company’s common stock. Because the options granted under such plan are at relatively low exercise prices, it is expected that any options granted under such plan will not be eligible for exchange under the Option Exchange Program.

      The Company intends to make outstanding options under the plans described above eligible for the Option Exchange Program if they meet the following specific criteria:

•	Must be held by an eligible employee;

•	Must have an exercise price between $30.04 per share and $109.03 per share; and

•	Must have an expiration date at least six months after the date of the existing option.

      Of the total of 5,648,485 options held by eligible employees as of October 1, 2003, options to acquire 1,843,037 shares met these specific criteria.

      Eligible Employees. The Company expects to offer the Option Exchange Program to all of its employees who hold eligible stock options, other than its officers, members of its Board of Directors, former employees and retirees. As of October 1, 2003, approximately 226 employees worldwide held options eligible for exchange through the program. Participation in the program is voluntary.

      To be an eligible employee, the individual must be employed by the Company on the last day of the exchange offer period. If an eligible employee who surrenders options in the program is not employed by the Company or a participating subsidiary on the date of grant of the replacement options, that employee will not receive any replacement options, except in the event of the employee’s death, in which case the former employee (or his or her estate) will receive all of the number of options he or she would have otherwise received.

      Exchange Ratio. Under the Option Exchange Program, a series of exchange ratios has been established such that, in the Company’s belief, the value of the old options surrendered is equal to or greater than the value of the new options granted. In all cases, an optionholder will be required to surrender a greater number of existing stock options than the number of new stock options issued in this exchange.

      The following table shows the number of eligible options an employee must surrender in order to receive one new option:

	Number of Shares			Exchange Ratio	Shares Underlying
Exercise Price	Underlying	Weighted Average	Weighted Average	(eligible options to	New Options That
Range	Eligible Options(1)	Exercise Price	Remaining Life	new options)	May Be Granted(2)

$30.04 - $49.75	1,237,137	$36.45	7.32	1.25 to 1	989,710
$50.06 - $98.05	569,900	$71.23	7.04	1.50 to 1	379,933
$102.00 - $109.03	36,000	$104.58	6.76	1.75 to 1	20,571
Total	1,843,037				1,390,214

(1)	As of October 1, 2003.

(2)	Assumes all eligible options are exchanged by employees for new options.

      The exchange ratios were determined by the Company in consultation with independent third-party consultants. The valuation model the Company applied to determine the exchange ratios takes into account a number of variables, including current stock price, stock volatility, risk-free rate of return, historical dividend yield and the duration and vesting provisions of the options being valued.

      Grant of New Options. The Company currently expects that the new options will be issued on the first business day that is at least six months and one day after the cancellation of the old options. All new options will be granted under the Employee Plan. All new options granted under the Option Exchange Program will be non-qualified stock options for U.S. federal income tax purposes. The new options will have the following terms and conditions unless otherwise required or deemed advisable under applicable law:

•	Exercise Price. All new options will be granted with an exercise price equal to the closing price of the Company’s common stock on The New York Stock Exchange on the date of grant, which is expected to be in June 2004.

•	Vesting. The replacement options issued will have a proportional number of vested options as the surrendered options. The remaining proportional number of unvested options will be vested ratably over the following eight quarters. Furthermore the remaining life on all new option grants will be six years and nine months (6.75 years). Option holders that receive new option grants will be prohibited from exercising those replacement options for a six month period after the new grant date.

•	Term. Each new option will have a remaining life of six years and nine months (6.75 years).

•	Other Terms and Conditions. All other terms and conditions of the new options will be consistent with the terms of the Employee Plan and the Company’s standard non-qualified stock option agreement.

      The shares of common stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission.

Implementation of the Option Exchange Program

      The Board of Directors authorized the Option Exchange Program in August 2003, upon the recommendation of the Compensation Committee, subject to stockholder approval. As described above, the program is expected to commence in December 2003. If the stockholders approve the program, then beginning in December 2003, eligible employees will be offered the opportunity to participate in the program under an Offer of Exchange filed with the U.S. Securities and Exchange Commission and distributed to all eligible employees. Employees will have an election period of at least 20 business days to accept the offer to receive new options in exchange for the surrender of some or all of their existing options. Replacement options will be granted on the first business day that is at least six months and one day after the cancellation of the old options, which the Company expects to be in June 2004. If circumstances change prior to the implementation of the Option Exchange Program, the Board will have the authority, in its discretion, to terminate or postpone the Option Exchange Program for up to six months.

Accounting Treatment

      The Option Exchange Program has been designed to comply with existing U.S. Financial Accounting Standards Board guidelines so that the Company will avoid any variable accounting compensation charges against earnings. In other words, the Company expects to receive the same accounting treatment for the new options as it receives for currently outstanding options that are surrendered in the exchange. It is possible that accounting standards in this area may change prior to the commencement of the exchange offer or the issuance of the new options. Accordingly, the Company may not realize the intended accounting treatment or the Company may modify the program as necessary to ensure the same accounting treatment or terminate the offer if the desired accounting treatment cannot be obtained.

Income Tax Consequences

      The exchange is intended to be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, participating employees are not expected to recognize any income for U.S. federal income tax purposes upon the grant of the new options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described above.

New Plan Benefits

      Because the decision whether to participate in the Option Exchange Program is completely voluntary, the Company is unable to predict who will participate or how many options employees will elect to exchange. As mentioned previously, the Company’s officers, members of the Board of Directors, former employees and retirees are not eligible to participate in the program.

Effect on Stockholders

      The Company is not able to predict with certainty the impact the Option Exchange Program will have on stockholders, because the Company is unable to predict how many employees will exchange their options or what the future market price of the Company’s common stock will be. There is a risk that employees will not view the Option Exchange Program as a sufficient incentive to motivate and retain them as employees. Also, if the price of the Company’s common stock increases after the new options are granted, then optionholders will be more likely to exercise the new vested options than the current vested options, and the exercises are likely to occur earlier. As additional shares of common stock are issued upon option exercises, existing stockholders will be proportionately diluted. For example, if all eligible employees were to surrender all of their eligible options at the exchange ratios described herein, then after the completion of the exchange, the Company would have 452,823 fewer stock options outstanding. Following such an exchange, outstanding options would represent approximately 13.6% of the Company’s outstanding shares versus 14.1% as of October 1, 2003.

Stockholder Vote Required

      Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the proposal. The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Meeting is required for the approval of the Option Exchange Proposal.

      The Board of Directors recommends that you vote FOR approval of the Option Exchange Proposal.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about the Company’s common stock that may be issued upon the exercise of options and rights under all of the Company’s equity compensation plans as of June 29, 2003, including the Employee Plan, the Director Plan, the Purchase Plan as well as options granted pursuant to the Giganet, Inc. 1995 Stock Option Plan which options were assumed by the Company in connection with the acquisition of Giganet, Inc. in March 2001.

	(a)	(b)	(c)

	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available for
	Issued upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Related in
Plan Category	and Rights	Rights	Column (a))

Equity compensation plans approved by security holders(1)	9,669,510	$29.94	4,390,639
Employee stock purchase plan approved by security holders	— (2)	— (2)	649,205 (3)
Employee compensation plan not approved by security holders	426,710 (3)	$3.81 (3)	0

Total	10,096,220	$28.84	5,039,844

(1)	Consists of the Employee Plan and the Director Plan.

(2)	The number of shares that may be issued pursuant to the Purchase Plan during a given Purchase Plan period and the purchase price of such shares cannot be determined in advance.

(3)	Consists of the Giganet, Inc. 1995 Stock Option Plan which was assumed by the Company in connection with the acquisition of Giganet, Inc. in March 2001.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The accounting firm of KPMG LLP serves the Company as its independent auditors at the direction of the Board of Directors of the Company. One or more representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

      The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent auditors for the Company for fiscal year 2004. This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent auditors by the affirmative vote of a majority of the shares represented and voting at the Meeting.

      Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other independent auditors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

      Section 16 of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

      Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the 2003 fiscal year, the following officers, directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements: Mr. Cox was late in filing a Form 5 relating to a gift of stock in December 2001. Mr. Cox filed an amended Form 5 reporting this gift of stock in November 2002. Mr. Cox was also late in filing a Form 4 relating to certain stock sales contracts in January 2003. Mr. Cox filed an amended Form 4 reporting these sales in February 2003. Messrs. Cox, Downey, Lyle and Goon were late in filing Form 4’s relating to their receipt in November 2002 of options to purchase common stock. The Form 4’s relating to these options were due on November 22, 2002 but were filed on November 25, 2002. Mr. Ferris was late in filing a Form 4 relating to his receipt in March 2003 of options to purchase common stock. Mr. Ferris filed a Form 4 relating to these options in April 2003.

STOCKHOLDER PROPOSALS

      Stockholders who wish to present proposals for action at the 2003 Annual Meeting should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than May 15, 2004, for inclusion in next year’s proxy statement and proxy card.

ANNUAL REPORT TO STOCKHOLDERS

      The Annual Report to Stockholders of the Company for the fiscal year ended June 29, 2003, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

OTHER MATTERS

      The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K

      A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3535 Harbor Boulevard, Costa Mesa, California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President,
Chief Financial Officer,
Secretary and Treasurer

Costa Mesa, California

October 20, 2003

APPENDIX A

EMULEX CORPORATION

Charter of the Audit Committee of the Board of Directors

Audit Committee Purpose

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function, and (v) performance of the independent auditors.

•	Prepare the Audit Committee report that SEC rules require be included in the Company’s annual proxy statement.

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Provide an avenue of communication among the independent auditors, management, and the Board.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the sole authority and direct responsibility for (i) the appointment, compensation, and oversight of the work of the independent auditors; (ii) resolving any disagreements between management and the independent auditors regarding financial reporting; and (iii) pre-approving any significant non-audit relationship with the independent auditors. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties, without seeking Board approval.

Audit Committee Composition and Meetings

      Audit Committee members shall meet the requirements of applicable law and the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall be financially literate (e.g., have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements) or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee, and the Chair of the Audit Committee shall have accounting or related financial management expertise and experience. A member of the Audit Committee will be considered to be a “financial expert” if, through education and experience as a public accountant or auditor or a principal financial officer, controller, or principal accounting officer of a company that, at the time the person held such position, was required to file SEC reports, or experience in one or more positions that involve the performance of similar functions (or has similar expertise and experience), she or he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) experience applying such generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves, if any, used in the Company’s financial statements; (iii) experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the Company’s financial statements; (iv) experience with internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

      Audit Committee members and the Chair of the Audit Committee shall be appointed by and serve at the pleasure of the Board. If an audit committee Chair is not designated by the Board or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting.

Audit Committee Responsibilities and Duties

      1.     Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for adoption and approval, and for inclusion in the Company’s annual proxy statement at least every three years in accordance with SEC regulations.

      2.     Review the Company’s annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to filing or distribution. Review includes discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

      3.     In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors.

      4.     Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 60 (see item 9), and including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      5.     Review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (iv) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

Independent Auditors

      6.     Retain and terminate the Company’s independent auditors (subject, if applicable, to stockholder ratification). The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the independent auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of independent auditors when circumstances warrant. The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. The Audit Committee may obtain the input of the Company management, but this responsibility may not be delegated to management.

      7.     Ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company. Review and actively discuss with the independent auditors all disclosed relationships or services that may impact the objectivity and independence of the auditors. Recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.

      8.     Review the independent auditors’ audit plan — discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

      9.     Prior to releasing quarterly and year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

      10.     Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

      11.     On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

      12.     At least annually, obtain and review a report by the independent auditors describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the Company. Review and evaluate the lead partner of the independent auditors. Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function). Consider whether there should be regular rotation of the lead audit partner, or even of the audit firm itself. Decide whether the Company is obtaining high-quality audits and whether rotation of the auditors would be helpful for the Company. Present conclusions to the Board with respect to the independent auditors.

      13.     Regularly review with the independent auditors (i) the responsibilities, budget and staffing of the Company’s internal audit function; (ii) any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management; and (iii) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

Other Audit Committee Responsibilities

      14.     Annually prepare a report to stockholders as required by the SEC for inclusion in the Company’s annual proxy statement.

      15.     As appropriate, obtain advice and assistance from outside legal, accounting and other advisors.

      16.     Discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      17.     Meet separately, at least quarterly, with management, with internal auditors (or other personnel responsible for the internal audit function), and with the independent auditors.

      18.     Set clear policies concerning the hiring by the Company of any employees or former employees of the independent auditors.

      19.     Implement an annual performance evaluation of the Audit Committee.

      20.     Perform any other activities consistent with this Audit Committee Charter, the Company’ Certificate of Incorporation, the Company’s by-laws, governing law, and New York Stock Exchange rules, as the Audit Committee or the Board deems necessary or appropriate; and the Audit Committee may delegate authority to subcommittees. The Audit Committee may appoint one of its members to act on behalf of the Audit Committee in pre-approving non-audit activities by the independent auditors, and such member shall present her or his decisions to the Audit Committee at a scheduled meeting.

      21.     Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

EMULEX CORPORATION
3535 HARBOR BOULEVARD
COSTA MESA, CALIFORNIA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Fred B. Cox and Paul F. Folino as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated on the reverse side, all the shares of common stock of Emulex Corporation held of record by the undersigned at the close of business on October 1, 2003, at the Annual Meeting of Stockholders to be held on November 20, 2003, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR”: (1) THE ELECTION OF DIRECTORS, (2) RATIFICATION AND APPROVAL OF THE OPTION EXCHANGE PROPOSAL, AND (3) RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2004. IN ADDITION, THIS PROXY WILL BE VOTED AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

•  FOLD AND DETACH HERE  •

You can now access your Emulex account online.

Access your Emulex shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Emulex Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.
• SSN or Investor ID
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference	You are now ready to log in. To access your account please enter your:

• SSN or Investor ID
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS
			FOR	AGAINST	ABSTAIN
(INSTRUCTION: To withhold authority to vote for any individual strike a line nominees, through the nominee’s name below):	2.	RATIFICATION AND APPROVAL OF OPTION EXCHANGE PROPOSAL. Proposal to ratify and approve the authorization of an exchange of certain outstanding employee stock options for a smaller number of stock options with a new exercise price:	☐	☐	☐
			FOR	AGAINST	ABSTAIN

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	3.	RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS:	☐	☐	☐

☐	☐
01 Fred B. Cox 02 Michael P. Downey 03 Bruce C. Edwards	04 Paul F. Folino 05 Robert H. Goon 06 Don M. Lyle	4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Signature______________________Signature if held jointly___________________ Dated:_________ , 2003

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name of the President or other authorized officer. If a partnership, please sign in partnership name by authorized name.

•  FOLD AND DETACH HERE  •

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM
Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/elx		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.